EXHIBIT 99.1

PROPOSED RESOLUTIONS

TO BE ADOPTED BY THE

BOARD OF DIRECTORS OF BEVERLY ENTERPRISES, INC.

ON

MARCH 21, 2005

     WHEREAS, the Board of Directors (the “Board”) of Beverly Enterprises, Inc. (the “Company”) has considered the advice of its financial advisors, Lehman Brothers Inc. (“Lehman Brothers”) and J.P. Morgan Securities Inc. (“JPMorgan”), its legal advisors, Latham & Watkins LLP (“Latham”), and its proxy solicitors, Georgeson Shareholder Communications Inc. (“Georgeson”) and Innisfree M&A Incorporated (“Innisfree”) with respect to the proxy contest being conducted by Arnold M. Whitman, the CEO of Formation Capital LLC, on behalf of a group including Appaloosa Management L.P. and Franklin Mutual Advisors (the “Whitman/Appaloosa Group”);

     WHEREAS, the Board has considered the strategic, financial and structural alternatives available to the Company to maximize stockholder value;

     WHEREAS, the Board has concluded that the best way to maximize stockholder value for all of the Company’s stockholders in the near term is to conduct an auction process to sell Company or engage in a similar transaction;

     WHEREAS, the Board has concluded that the current Board of the Company, which includes seven independent directors, and not the nominees proposed for election by the Whitman/Appaloosa Group, is best able to negotiate the transaction which will maximize value for all of the Company’s stockholders in a manner that will be least disruptive to the Company’s business, clients, patients and employees; and

     WHEREAS, the Board has determined that, to ensure maximum accountability in pursuing an effective sale process, the holders of common stock of the Company should have the ability to replace the Board in the event they are not satisfied with the auction process;

     NOW, THEREFORE, the Board hereby adopts the following resolutions:

     Full and Fair Auction

     RESOLVED, that the Company shall immediately commence an auction process to seek to maximize value for all of the Company’s stockholders as soon as practicable through a sale of the Company or similar transaction;

     RESOLVED, that Lehman Brothers and JP Morgan are instructed to immediately commence contacting potential bidders, including the Whitman/Appaloosa Group, to solicit their participation in a full and fair auction process in which all qualified bidders participate on an equal basis, with equal access to due diligence information and management; provided, that each bidder enters into a confidentiality agreement with the Company containing customary provisions restricting the use of the Company’s confidential information and customary “standstill” provisions relating to, among other things, acquisitions of additional common stock, proxy contests and tender offers; and

     RESOLVED, that the confidentiality agreement shall provide that such “standstill” provisions shall expire approximately two months prior to the date of the Special Meeting (as hereinafter defined).

     Recall Election and Special Meeting

     RESOLVED, that to ensure maximum accountability in pursuing an effective sale process, the Company shall hold a special meeting of stockholders on October 21, 2005 (the “Special Meeting”) for the purpose of removing the members of the Board and electing a new Board; provided, that the Company shall not hold the Special Meeting unless the Secretary of the Company receives, no earlier than August 22, 2005 and no later than September 2, 2005, a notice (a “Special Meeting Notice”) signed by beneficial owners of not less than 20% of the Company’s issued and outstanding common stock requesting that the Company hold the Special Meeting; provided, that if any beneficial owner of Company common stock determines that it must file proxy materials with the Securities and Exchange Commission in connection with obtaining the signatures of beneficial owners of not less than 20% of the Company’s issued and outstanding common stock, then the Special Meeting Notice may be delivered to the Secretary of the Company after September 2, 2005 if one or more signatories thereto has filed with the Securities and Exchange Commission on or prior to September 2, 2005 proxy materials disclosing its intention to deliver a Special Meeting Notice (and the other information required to be included in a Special Meeting Notice, to the extent known at the time of such filing);

     RESOLVED, that the Special Meeting Notice must be accompanied by a notarized affidavit from each signatory as to the number of shares of common stock beneficially owned by such signatory and must include: (1) the names and addresses of each signatory and each person or persons to be nominated for election as a director; (2) a description of all arrangements or understandings between the signatories and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made; (3) such other information regarding each nominee proposed by such signatories as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (4) the consent of each nominee to serve as a director of the Company if so elected;

     RESOLVED, that in the event that a person is validly designated as a nominee by a stockholder entitled to vote in the election of directors in accordance with these resolutions and shall thereafter become unable or unwilling to stand for election to the Board: (1) the stockholder who proposed such nominee may designate a substitute nominee upon delivery, not fewer than five (5) days prior to the date of the Special Meeting, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to these resolutions had such substitute nominee been initially proposed as a nominee; and (2) that such notice shall include a signed consent of such substitute nominee to serve as a Director of the Company; and

     RESOLVED, that the record date for the Special Meeting shall be September 21, 2005.

     Board Supervision of Auction Process

     RESOLVED, that the independent directors shall actively oversee the auction process and negotiations with potential bidders to ensure that the purpose and intent of these Resolutions be carried out to the fullest extent possible and that the Company conduct a full and fair auction; and

     RESOLVED, that management of the Company, Lehman Brothers, JPMorgan, Latham and the other advisors engaged by the Company shall report directly to the independent directors on request, on a regular basis, regarding the progress of the auction process.

     Authorized Officers

     RESOLVED, that William R. Floyd, Chairman, President and Chief Executive Officer, Jeffrey P. Freimark, Executive Vice President and Chief Financial and Information Officer, Douglas J. Babb, Executive Vice President and Chief Administrative and Legal Officer, Richard D. Skelly, Jr., Senior Vice President and Treasurer, and any other officer of the Company as may be designated by any one of the preceding officers (each, an “Authorized Officer”), be, and each hereby is, authorized, directed and empowered to take, or cause the Company or any of its subsidiaries to take, any action he or she shall deem necessary or appropriate to give effect to the intent of the foregoing resolutions.